                                                                Exhibit 4(b)

                      [PROTECTIVE LOGO]-Registered Trademark-
                        PROTECTIVE LIFE INSURANCE COMPANY
                              Nashville, Tennessee
                           (A Stock Insurance Company)


       GROUP FLEXIBLE PREMIUM DEFERRED FIXED AND VARIABLE ANNUITY CONTRACT
                               (NON-PARTICIPATING)

Protective Life Insurance Company agrees to provide the benefits described in this Contract. The Contract alone governs the rights of the parties. A Contract will be furnished with each Certificate issued.

                       THIS IS A VARIABLE ANNUITY CONTRACT

AMOUNTS AVAILABLE UNDER THIS CONTRACT AND THE ANNUITY INCOME PAYMENTS, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE PROTECTIVE VARIABLE ANNUITY SEPARATE ACCOUNT, ARE VARIABLE. NO MINIMUM VALUE IS GUARANTEED FOR AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT.

                                 RIGHT TO CANCEL

YOU HAVE THE RIGHT TO RETURN THIS CONTRACT. You may end your participation in the Contract within ten days after you receive it by returning the Contract and Certificate to our administrative office, or to the agent who sold it to you, with a written request for cancellation. Return by mail is effective on being post-marked, properly addressed and postage pre-paid. We will promptly return the Contract Value plus any amount deducted for premium taxes. This amount may be more or less than the Purchase Payments.


   /s/ John D. Johns                                /s/ Deborah J. Long

    John D. Johns                                     Deborah J. Long
      President                                          Secretary


                    THIS IS A LEGALLY BINDING CONTRACT
                             READ IT CAREFULLY

                          ADMINISTRATIVE OFFICE:
                    PROTECTIVE LIFE INSURANCE COMPANY
                          2801 Highway 280 South
                             P. O. Box 10648
                      Birmingham, Alabama 35202-0648
                              (800) 456-6330


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                                   SCHEDULE


CONTRACT HOLDER:  {AmSouth Bank, N.A., as Trustee.}

CLASS OF ELIGIBLE OWNERS: {Account holders of Broker/Dealers with selling agreements with Protective Life Insurance Company, its subsidiaries or its affiliates.}

JURISDICTION: {This Contract is governed by the laws of the State of Alabama.}

CONTRACT MAINTENANCE FEE: {$30} The contract maintenance fee is deducted prior to the Annuity Commencement Date on each Contract Anniversary, and on any day that the Contract is surrendered other than the Contract Anniversary. The contract maintenance fee will be deducted from the Allocation Options in the same proportion as their values are to the Contract Value. The contract maintenance fee will be waived by the Company in the event the Contract Value or the aggregate Purchase Payments reduced by surrenders equals or exceeds $50,000 on the date the contract maintenance fee is to be deducted.

MORTALITY AND EXPENSE RISK CHARGE: {1.10%} per annum prior to the Annuity Commencement Date, and {1.10%} per annum on or after the Annuity Commencement Date.

ADMINISTRATION CHARGE: {0.15%} per annum.

TRANSFER FEE: {$25} per transfer in excess of 12 transfers per Certificate in any Contract Year.

                           SURRENDER CHARGE

            NUMBER OF FULL YEARS ELAPSED BETWEEN                                SURRENDER CHARGE PERCENTAGE
           THE DATE PURCHASE PAYMENT WAS ACCEPTED
                  AND THE DATE OF SURRENDER
                             0                                                             {7%}
                             1                                                             {6%}
                             2                                                             {6%}
                             3                                                             {5%}
                             4                                                             {4%}
                             5                                                             {3%}
                             6                                                             {2%}
                             7+                                                            {0%}



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



                ALLOCATION OPTIONS AVAILABLE ON THE EFFECTIVE DATE

{PROTECTIVE LIFE GUARANTEED ACCOUNT}
         {Fixed Account}
         {DCA Fixed Account 1}
         {DCA Fixed Account 2}                         {CALVERT}
                                                             {Social Small Cap Growth}
                                                             {Social Balanced}

{GOLDMAN SACHS/PIC}
         {International Equity}
         {Small Cap Value}                             {VAN ECK}
         {Capital Growth}                                    {Worldwide Hard Assets}
         {CORE U.S. Equity}                                  {Worldwide Real Estate}
         {Growth and Income}
         {Global Income}

{MASSACHUSETTS FINANCIAL SERVICES (MFS)}
         {New Discovery}
         {Emerging Growth}
         {Research}
         {Growth With Income}
         {Utilities}
         {Total Return}
         {Growth Series}

{OPPENHEIMERFUNDS}
         {Aggressive Growth}
         {Global Securities}
         {Capital Appreciation}
         {Main Street Growth & Income}
         {High Income}
         {Strategic Bond}
         {Money Fund}

{VAN KAMPEN LIFE INVESTMENT TRUST}
         {Emerging Growth}
         {Enterprise}
         {Comstock}
         {Growth and Income}
         {Strategic Stock}
         {Asset Allocation}


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



                                TABLE OF CONTENTS

DEFINITIONS ...............................................................   7

GENERAL PROVISIONS.........................................................   8
Entire Contract............................................................   8
Modification of the Contract...............................................   8
Incontestability ..........................................................   8
Assignment.................................................................   8
Notice.....................................................................   8
Error in Age or Gender.....................................................   9
Settlement.................................................................   9
Receipt of Payment.........................................................   9
Protection of Proceeds.....................................................   9
Premium Tax ...............................................................   9
Non-Participating .........................................................   9
Minimum Values.............................................................   9
Application of Law.........................................................   9
Reports....................................................................   9

PARTIES TO THE CONTRACT....................................................  10
Company....................................................................  10
Owner......................................................................  10
Change of Owner............................................................  10
Beneficiary................................................................  10
Change of Beneficiary......................................................  10
Annuitant..................................................................  10
Change of Annuitant........................................................  10
Payee......................................................................  10

PURCHASE PAYMENTS .........................................................  11
Purchase Payment...........................................................  11
Allocation of Purchase Payments............................................  11
No Default.................................................................  11

GUARANTEED ACCOUNT ........................................................  11
Guaranteed Account Value ..................................................  12

VARIABLE ACCOUNT...........................................................  12
General Description........................................................  12
Sub-Accounts of the Variable Account.......................................  12


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
Variable Account Value..................................................... 13
Accumulation Unit Values................................................... 13

TRANSFERS.................................................................. 14

SURRENDERS................................................................. 15
Free Withdrawal Amount..................................................... 15
Determining the Surrender Charge........................................... 15
Suspension or Delay in Payment of Surrender................................ 15

DEATH BENEFIT.............................................................. 16
Death of an Owner.......................................................... 16
Death of the Annuitant..................................................... 16
Death Benefit.............................................................. 16
Suspension of Payment...................................................... 17

ANNUITIZATION.............................................................. 17
Annuity Commencement Date.................................................. 17
Annuity Income Payments.................................................... 17
Fixed Income Payments...................................................... 17
Variable Income Payments................................................... 17
Annuity Unit Values........................................................ 17
Selection of Annuity Options............................................... 18
Annuity Options............................................................ 18
Minimum Amounts............................................................ 19
Guaranteed Purchase Rates.................................................. 19
Fixed Annuity Tables....................................................... 19


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

                                 DEFINITIONS

ACCUMULATION UNIT: A unit of measure used to calculate the value of a Sub-Account prior to the Annuity Commencement Date.

ALLOCATION OPTION: Any account to which Purchase Payments may be allocated or Contract Value transferred under this Contract.

ANNUITY COMMENCEMENT DATE: The date as of which the Contract Value, less applicable premium tax, is applied to an Annuity Option.

ANNUITY OPTION: The payout option pursuant to which the Company makes annuity income payments.

ANNUITY UNIT: A unit of measure used to calculate the amount of the variable income payments.

ASSUMED INVESTMENT RETURN: The assumed annual rate of return used to calculate the amount of the variable income payments.

CERTIFICATE: The document the Company issues to evidence the Owner's participation in the Contract.

CONTRACT ANNIVERSARY: The same month and day as the Effective Date in each subsequent year of the Contract.

CONTRACT HOLDER: The entity that holds a Contract under which Certificates may be issued.

CONTRACT VALUE: Prior to the Annuity Commencement Date, the sum of the Variable Account value and the Guaranteed Account value attributable of a Certificate issued under this Contract.

CONTRACT YEAR: Any period of 12 months commencing with the Effective Date or any Contract Anniversary.

EFFECTIVE DATE: The date as of which the initial Purchase Payment is credited to the Contract and the date the Contract takes effect with respect to an Owner.

FUND: Any investment portfolio in which a corresponding Sub-Account invests.

GUARANTEED ACCOUNT: Includes any Allocation Option we may offer with interest rate guarantees.

PURCHASE PAYMENT: The amount(s) paid by the Owner and accepted by the Company as consideration for the Owner's participation this Contract.


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

QUALIFIED CONTRACTS: Contracts issued in connection with retirement plans that receive favorable tax treatment under Sections 401, 403, 408, 408A or 457 of the Internal Revenue Code.

SUB-ACCOUNT: A separate division of the Variable Account.

SURRENDER VALUE: The amount available for a full surrender. It is equal to the Contract Value minus any applicable surrender charge, contract maintenance fee and premium tax.

VALUATION DAY: Each day on which the New York Stock Exchange is open for business.

VALUATION PERIOD: The period which begins at the close of regular trading on the New York Stock Exchange on any Valuation Day and ends at the close of regular trading on the next Valuation Day.

VARIABLE ACCOUNT: The Protective Variable Annuity Separate Account, a separate investment account of Protective Life.

WRITTEN NOTICE: A notice or request submitted in writing in a form satisfactory to the Company that is received at the administrative office.

                        GENERAL PROVISIONS

ENTIRE CONTRACT - This Contract and its attachments including the Certificate, the copy of your Application and any endorsements and amendments, constitute the entire agreement between you and us. All statements in the Application shall be considered representations and not warranties.

MODIFICATION OF THE CONTRACT - No one is authorized to modify or waive any term or provision of this Contract unless we agree to the modification or waiver in writing and it is signed by our President, Vice-President or Secretary. We reserve the right to change or modify the provisions of this Contract to conform to any applicable laws, rules or regulations issued by a government agency, or to assure continued qualification of the Contract as an annuity contract under the Internal Revenue Code. We will send you a copy of the endorsement that modifies the Contract, and where required we will obtain all necessary approvals, including that of the Owner(s).

INCONTESTABILITY - We will not contest this Contract after it is issued.

ASSIGNMENT - You have the right to assign your interest in this Contract. We do not assume responsibility for the assignment; any claim made under an assignment is subject to proof of the nature and extent of the assignee's interest prior to payment by us.

NOTICE - All instructions under this Contract and requests to change or assign this Contract must be by Written Notice. The Written Notice is effective as of the date it was signed, however, the Company is not


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responsible for following any instruction or making any change or assignment before our receipt of the Written Notice.

ERROR IN AGE OR GENDER - When a benefit of this Contract is contingent upon any person's age or gender, we may require proof of such. We may suspend payments until proof is provided. When we receive satisfactory proof, we will make the payments that were due during the period of suspension. Where the use of unisex mortality rates is required, we will not determine or adjust benefits based upon gender.

If after proof of age and gender (where applicable) is provided, it is determined that the information you furnished was not correct, we will adjust any benefit under this Contract to that which would be payable based upon the correct information. If we have underpaid a benefit because of the error, we will make up the underpayment in a lump sum. If the error resulted in an overpayment, we will deduct the amount of the overpayment from any current or future payment due under the Contract. Underpayments and overpayments will bear interest at an annual effective interest rate of 3%.

SETTLEMENT - Benefits due under this Contract are payable from our administrative office. The Owner may apply the settlement proceeds to any payout option we offer for such payments at the time the election is made. Unless directed otherwise in writing, we will make payments according to the Owner's instructions as contained in our records at the time the payment is made. We shall be discharged from all liability for payment to the extent of any payments we make.

RECEIPT OF PAYMENT - If any Owner, Annuitant, Beneficiary or Payee is incapable of giving a valid receipt for any payment, we may make such payment to whomever has legally assumed his or her care and principal support. Any such payment shall fully discharge us to the extent of that payment.

PROTECTION OF PROCEEDS - To the extent permitted by law and except as provided by an assignment, no benefits payable under this Contract will be subject to the claims of creditors.

PREMIUM TAX - Premium tax will be deducted, if applicable. Premium tax may be deducted from the Purchase Payment(s) when accepted or from the Contract Value upon a full or partial surrender, death or annuitization.

NON-PARTICIPATING - This Contract does not share in our surplus or profits, or pay dividends.

MINIMUM VALUES - The values available under the Contract are at least equal to the minimum values required in the state where the Contract and Certificate are delivered.

APPLICATION OF LAW - The provisions of the Contract are to be interpreted in accordance with the laws of the state of Alabama, with the Internal Revenue Code and with applicable regulations.


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REPORTS - At least annually prior to the Annuity Commencement Date, we will send to you at the address contained in our records a report showing your current Contract Value and any other information required by law.

                            PARTIES TO THE CONTRACT

COMPANY - Protective Life Insurance Company, also referred to as "we", "us" and "our".

OWNER - The person or persons who have been issued a Certificate and are entitled to exercise all rights and privileges provided in the Contract. Owners may exercise these rights and privileges without the consent of the Contract Holder. Two persons may own the Contract together; they are designated as the Owner and the Joint Owner. Individuals as well as non-natural persons, such as corporations or trusts, may be Owners. The Owner is referred to as "you" and "your".

CHANGE OF OWNER - The Owner may be changed by Written Notice provided (1) any new Owner's 85th birthday is after the Effective Date, and (2) any new Owner's 90th birthday is on or after the Annuity Commencement Date. For a period of one year after any change of ownership involving a natural person, the death benefit will equal the Contract Value.

BENEFICIARY - The person or persons who may receive the benefits of this Contract upon the death of any Owner.
         PRIMARY - The Primary Beneficiary is the surviving Joint Owner, if any. If there is no surviving Joint Owner, the Primary Beneficiary is the person or persons designated by the Owner and named in our records. CONTINGENT - The Contingent Beneficiary is the person or persons designated by the Owner and named in our records to be Beneficiary if the Primary Beneficiary is not living.

If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner's death, the Beneficiary will be the estate of the deceased Owner. If any Owner dies on or after the Annuity Commencement Date, the Beneficiary will become the new Owner.

CHANGE OF BENEFICIARY - Unless designated irrevocably, the Owner may change the Beneficiary by Written Notice prior to the death of any Owner. An irrevocable Beneficiary is one whose written consent is needed before the Owner can change the Beneficiary designation or exercise certain other rights.

ANNUITANT - The person or persons on whose life annuity income payments may be based. The Owner is the Annuitant unless the Owner designates another person as the Annuitant.

CHANGE OF ANNUITANT - The Owner may change the Annuitant by Written Notice prior to the Annuity Commencement Date. However, if any Owner is not an individual the Annuitant may not be changed. The


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

new Annuitant's 90th birthday may not be earlier than the Annuity
Commencement Date in effect when the change of Annuitant is requested.

PAYEE - The person or persons designated by the Owner to receive the annuity income payments under the Contract. The Annuitant is the Payee unless the Owner designates another party as the Payee. The Owner may change the Payee at any time.


                              PURCHASE PAYMENTS

PURCHASE PAYMENT - Purchase Payments are payable at our administrative office. They may be made by check payable to Protective Life Insurance Company or by any other method we deem acceptable. Your initial Purchase Payment is shown on the Certificate. We reserve the right not to accept any Purchase Payment.

Subsequent Purchase Payments may be accepted by the Company. No Purchase Payment will be accepted within 7 years of the Annuity Commencement Date then in effect. The minimum subsequent Purchase Payment we will accept is $100. The maximum aggregate Purchase Payment(s) we will accept without prior administrative office approval is $1,000,000.

ALLOCATION OF PURCHASE PAYMENTS - We will allocate your Purchase Payments to the Allocation Options according to your instructions as contained in our records at the time the Purchase Payment is accepted at our administrative office. Your initial allocation instructions are on the Application. You may change your allocation instructions at any time by Written Notice. Allocations must be made in whole percentages.

NO DEFAULT - This Contract will not be in default if subsequent Purchase Payments are not made.

                            GUARANTEED ACCOUNT

The Guaranteed Account includes the Fixed Account and the DCA Fixed Accounts, which are each a part of the Company's general account. You may allocate some or all of your Purchase Payments and may transfer some of your Contract Value to an account within the Guaranteed Account, except that transfers may not be made into the DCA Fixed Accounts. Amounts allocated to an account within the Guaranteed Account earn interest from the date the funds are credited to the account.

The interest rate we apply to Purchase Payments and transfers into the Fixed Account is guaranteed for one year from the date the Purchase Payment or transfer is credited to the account. When an interest rate guarantee expires, we will set a new interest rate, which may not be the same as the interest rate then in effect for Purchase Payments or transfers allocated to the Fixed Account. The new interest rate is also guaranteed for one year.


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

We will systematically transfer Purchase Payments allocated to the DCA
Fixed Accounts to other Allocation Options in equal amounts over a designated period. The interest rate we apply to Purchase Payments allocated to a DCA Fixed Account is guaranteed for the period over which transfers are allowed from that DCA Fixed Account.

We, in our sole discretion, establish the interest rates for each account in the Guaranteed Account. We will not declare a rate that is less than an annual effective interest rate of 3.00%. Because these rates vary from time to time, allocations made to the same account within the Guaranteed Account at different times may earn interest at different rates.

GUARANTEED ACCOUNT VALUE - Any time prior to the Annuity Commencement Date, the Guaranteed Account value is equal to: (1) Purchase Payments allocated to the Guaranteed Account; plus (2) amounts transferred into the Guaranteed Account; plus (3) interest credited to the Guaranteed
Account; minus (4) amounts transferred out of the Guaranteed Account;
minus (5) the amount of any surrenders removed from the Guaranteed
Account, including any applicable surrender charges and premium tax;
minus (6) fees deducted from the Guaranteed Account. For the purposes of interest crediting, amounts deducted, transferred or withdrawn from accounts within the Guaranteed Account will be separately accounted for on a "first-in, first-out" (FIFO) basis.

                            VARIABLE ACCOUNT

GENERAL DESCRIPTION - The variable benefits under the Contract are provided through the Protective Variable Annuity Separate Account, which is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. We own the assets in the Variable Account. The portion of the assets of the Variable Account equal to the reserves and other contract liabilities with respect to the Variable Account are not chargeable with the liabilities arising out of any other business we may conduct. The income, gains and losses, both realized and unrealized, from the assets of the Variable Account shall be credited to or charged against the Variable Account without regard to any other income, gains or losses of the Company. We have the right to transfer to our general account any assets of the Variable Account that are in excess of such reserves and other liabilities.

SUB-ACCOUNTS OF THE VARIABLE ACCOUNT - The Variable Account is divided into a series of Sub-Accounts. The Sub-Accounts available on the Effective Date are listed on the Certificate. Each Sub-Account invests in shares of a corresponding Fund. The income, dividends, and gains, if any, distributed from the shares of a Fund will be reinvested by purchasing additional shares of that Fund at its net asset value.

When permitted by law, we may:

         (1)      create new variable accounts;
         (2)      combine variable accounts, including the Variable Account;



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

         (3) add new Sub-Accounts to, or remove existing Sub-Accounts from the Variable Account, or combine Sub-Accounts;
         (4) make new Sub-Accounts or other Sub-Accounts available to such classes of the Contracts as we may determine;
         (5)      add new Funds, or remove existing Funds;
         (6) substitute a different Fund for any existing Fund if shares of a Fund are no longer available for investment, or if we determine that investment in a Fund is no longer appropriate in light of the purposes of the Variable Account;
         (7) deregister the Variable Account under the Investment Company Act of 1940 if such registration is no longer required;
         (8) operate the Variable Account as a management investment company under the Investment Company Act of 1940 or as any other form permitted by law; and
         (9) make any changes to the Variable Account or its operations as may be required by the Investment Company Act of 1940 or other applicable law or regulations.

The investment policy of the Variable Account will not be changed without obtaining all necessary regulatory approvals.

The values and benefits of this Contract provided by the Variable Account depend on the investment performance of the Funds in which the Sub-Accounts invests. We do not guarantee the investment performance of the Funds. You bear the full investment risk for amounts allocated or transferred to the Sub-Accounts.

We reserve the right to deduct taxes attributable to the operation of the Variable Account.

VARIABLE ACCOUNT VALUE - At any time prior to the Annuity Commencement Date, the Variable Account value is equal to: (1) Purchase Payments allocated to the Variable Account; plus (2) amounts transferred into the Variable Account; plus or minus (3) investment performance; minus (4) amounts transferred out of the Variable Account; minus (5) the amount of any surrenders removed from the Variable Account including any applicable surrender charges and premium tax; minus (6) fees deducted from the Variable Account. The Variable Account value also equals the total of the Sub-Account values.

Amounts allocated to the Variable Account, including, but not limited to Purchase Payments and transfers, are used to purchase Accumulation Units of one or more Sub-Accounts as directed by the Owner. To calculate the value of a Sub-Account, we multiply the number of Accumulation Units attributable to each Sub-Account by the Accumulation Unit value for that Sub-Account as of the Valuation Period on which the value is being determined.


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

Events that will result in the cancellation of an appropriate number of Accumulation Units of a Sub-Account include, but are not limited to: (1) transfers from a Sub-Account; (2) a full or partial surrender; (3) payment of the death benefit; (4) annuitization; (5) the deduction of the contract maintenance fee. Accumulation Units will be canceled as of the end of the Valuation Period during which the transaction occurs.

ACCUMULATION UNIT VALUES - The Accumulation Unit value for each Sub-Account on any Valuation Day is determined by multiplying the Accumulation Unit value on the prior Valuation Day by the net investment factor for the Valuation Period. The net investment factor is used to measure the investment performance of a Sub-Account from one Valuation Period to the next. A net investment factor is determined for each Sub-Account for each Valuation Period. The net investment factor may be greater or less than one, so the value of an Accumulation Unit can increase or decrease. The net investment factor for any Sub-Account for any Valuation Period is determined by dividing
(1) by (2) and subtracting (3), where:

(1)      is the result of:

         a. the net asset value per share of the Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

         b. the per share amount of any dividend or capital gain distributions made by the Funds held in the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period.

(2) is the net asset value per share of the Fund held in the Sub-Account, determined at the end of the most recent prior Valuation Period.

(3) is a factor representing the mortality and expense risk charge and the administration charge for the number of days in the Valuation Period and a charge or credit for any taxes attributed to the investment operations of the Sub-Account, as determined by the Company.

                                    TRANSFERS

Prior to the Annuity Commencement Date, you may instruct us to transfer amounts among the Allocation Options. You must transfer at least $100 or, if less, the entire amount in the Allocation Option each time you make a transfer. If after the transfer the amount remaining in any of the Allocation Options from which the transfer is made is less than $100, we may transfer the entire amount instead of the requested amount. We may also limit the number of transfers to no more than 12 per year. For each additional transfer over 12 during each Contract Year, we may charge a transfer fee as shown on the Certificate. The transfer fee, if any, will be deducted from the amount being transferred.



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

The maximum amount that may be transferred from the Fixed Account in any Contract Year is the greater of (a) $2,500; or (b) 25% of the Contract Value in the Fixed Account. Transfers into a DCA Fixed Account are not permitted.

The DCA Fixed Accounts are available only for Purchase Payments designated for dollar cost averaging. Purchase Payments may not be allocated into any DCA Fixed Account when that DCA Fixed Account value is greater than $0 and all amounts must be transferred from a DCA Fixed Account prior to allocating a Purchase Payment to that DCA Fixed Account. Any Purchase Payment allocated to a DCA Fixed Account must include instructions regarding the number and frequency of the dollar cost averaging transfers, and the Allocation Option(s) into which the transfers are to be made. If transfers from a DCA Fixed Account are terminated, we will transfer any amount remaining in that DCA Fixed Account into the Fixed Account unless you have otherwise instructed us how to allocate the remaining amount.

We reserve the right to limit amounts transferred into any account within the Guaranteed Account.

                               SURRENDERS

A full surrender of the Contract may be made any time prior to the Annuity Commencement Date. Partial surrenders may be made prior to the Annuity Commencement Date provided the Contract Value remaining after the surrender is at least $2,000. The amount we pay upon a full or partial surrender is equal to the Contract Value surrendered minus any applicable surrender charge, premium tax and contract maintenance fee. We will withdraw amounts pro-rata from the Allocation Options.

FREE WITHDRAWAL AMOUNT - During the first Contract Year you may withdraw an amount equal to 15% of your initial Purchase Payments without incurring a surrender charge. In any subsequent Contract Year you may withdraw, without incurring a surrender charge, an amount equal to the greatest of: (1) the earnings in your Contract as of the prior Contract Anniversary, if any; or,
(2) 15% of your cumulative Purchase Payments as of the prior Contract Anniversary; or, (3) 15% of the Contract Value as of the prior Contract Anniversary. This is called the 'free withdrawal amount'. For the purpose of determining the free withdrawal amount, earnings equal the Contract Value on the prior Contract Anniversary minus Purchase Payments not previously assessed with a surrender charge. Withdrawals in excess of the free withdrawal amount in any Contract Year are subject to the surrender charge.

DETERMINING THE SURRENDER CHARGE - We calculate the surrender charge by first allocating surrendered Contract Value in excess of any free withdrawal amount to Purchase Payments not previously assessed with a surrender charge using a "first-in, first-out" (FIFO) basis. We then allocate any remaining surrendered Contract Value pro-rata to these Purchase Payments. The surrender charge is the total of each of the allocated amounts of surrendered Contract Value multiplied by its applicable surrender charge percentage, as shown on the Certificate. If the surrendered Contract Value exceeds any free withdrawal amount and if


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no surrendered Contract Value was allocated to Purchase Payments, the surrender charge on the surrendered Contract Value is determined by applying the surrender charge percentage associated with the most recent Purchase Payment we accepted. The cumulative surrender charges assessed will never exceed 8.5% of the total Purchase Payments accepted by us under this Contract.

SUSPENSION OR DELAY IN PAYMENT OF SURRENDER - The Company may suspend or delay the date of payment of a partial or full surrender from the Variable Account value for any period:

         1)       when the New York Stock Exchange is closed; or
         2)       when trading on the New York Stock Exchange is restricted; or
         3) when an emergency exists (as determined by the Securities and Exchange Commission) as a result of which: (a) the disposal of securities in the Variable Account is not reasonably practical; or (b) it is not reasonably practical to determine fairly the value of the net assets of the Variable Account; or
         4) when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

The Company may delay payment of a partial or full surrender from the Guaranteed Account for up to six months where permitted.

                                 DEATH BENEFIT

DEATH OF AN OWNER - If any Owner dies before the Annuity Commencement Date and while this Contract is in force, we will pay the death benefit, less any applicable premium tax, to the Beneficiary. If any Owner dies on or after the Annuity Commencement Date, the Beneficiary will become the new Owner and remaining payments must be distributed at least as rapidly as under the Annuity Option in effect at the time of the Owner's death.

DEATH OF THE ANNUITANT - If the Annuitant is not an Owner and dies prior to the Annuity Commencement Date, the Owner will become the new Annuitant unless the Owner designates otherwise. If any Owner is not an individual, the death of the Annuitant will be treated as the death of an Owner.

DEATH BENEFIT - The death benefit will be determined as of the end of the Valuation Period during which we receive due proof of death. The death benefit will equal the greater of: (1) the Contract Value; or (2) aggregate Purchase Payments less aggregate amounts surrendered. Only one death benefit is payable under this Contract, even though the Contract may, in some circumstances, continue beyond the time of an Owner's death.

The death benefit may be taken in one sum immediately and the Contract will terminate. If the death benefit is not taken in one sum immediately, the death benefit will become the new Contract Value as of the end of the Valuation Period during which we receive due proof of death and the entire interest in the Contract must be distributed under one of the following options:


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

         (1) the entire interest must be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, with distribution beginning within one year of the Owner's death; or,

         (2) the entire interest must be distributed within 5 years of the Owner's death.

If the Beneficiary is the deceased Owner's spouse, the surviving spouse may elect, in lieu of receiving a death benefit, to continue the Contract and become the new Owner, provided the deceased Owner's spouse's 85th birthday is after the Effective Date and 90th birthday is after the Annuity Commencement Date then in effect. The surviving spouse may select a new Beneficiary. Upon this spouse's death, the Beneficiary may take the death benefit in one sum immediately and the Contract will terminate. If the death benefit is not taken in one sum immediately, the death benefit will become the new Contract Value as of the end of the Valuation Period during which we receive due proof of death and must be distributed to the new Beneficiary according to either paragraph (1) or (2), above.

If there is more than one Beneficiary, the foregoing provisions apply to each Beneficiary individually.

The death benefit provisions of this Contract shall be interpreted to comply with the requirements of ss.72(s) of the Internal Revenue Code. We reserve the right to endorse this Contract, as necessary, to conform with regulatory requirements. We will send you a copy of any endorsement containing such Contract modifications.

SUSPENSION OF PAYMENT - Payment of the death benefit may be suspended or delayed under the circumstances described in the provision "Suspension or Delay in Payment of Surrender".

                               ANNUITIZATION

ANNUITY COMMENCEMENT DATE - On the Effective Date, the Annuity Commencement Date is the later of: (1) the oldest Owner's or Annuitant's 90th birthday, or
(2) the 10th Contract Anniversary. It is shown on the Certificate. The Owner may change the Annuity Commencement Date by Written Notice. The proposed Annuity Commencement Date must be at least 30 days beyond the date the written request is received by the Company, and at least 7 years after the most recent Purchase Payment. The new Annuity Commencement Date may not be later than: (1) the oldest Owner's or Annuitant's 90th birthday, or (2) the 10th Contract Anniversary.

On the Annuity Commencement Date, we will apply your Contract Value, less any applicable premium tax, to the Annuity Option you have selected to determine an annuity income payment.

ANNUITY INCOME PAYMENTS - You may elect to receive a fixed income payment, a variable income payment, or a combination of both using the same Annuity Option and certain period.


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

FIXED INCOME PAYMENTS - Fixed income payments are periodic payments from the Company to the designated Payee, the amount of which is fixed and guaranteed by the Company. It is not in any way dependent upon the investment experience of the Variable Account.

VARIABLE INCOME PAYMENTS - Variable income payments are periodic payments from the Company to the designated Payee, the amount of which varies from one payment to the next as a reflection of the net investment experience of the Sub-Account(s) you select to support the payments.

Using an Assumed Investment Return of 5%, we determine the dollar amount of the variable income payment as if a payment were to be made on the Annuity Commencement Date. However, no payment is actually made on that date. We then allocate that dollar amount among the Sub-Accounts you selected to support your variable income payments. Based on the Annuity Unit values of the selected Sub-Accounts on that date, we determine the number of Annuity Units attributable to each Sub-Account. The number of Annuity Units attributable to each Sub-Account remains constant unless there is a transfer of Annuity Units between Sub-Accounts.

To calculate the amount of each variable income payment, we multiply the number of Annuity Units attributable to each Sub-Account by the Annuity Unit value for that Sub-Account as of the Valuation Period on which the payment is being determined. We then total results of these calculations for each Sub-Account.

ANNUITY UNIT VALUES - The Annuity Unit value of each Sub-Account for any Valuation Period is equal to (1) multiplied by (2) divided by (3) where:

         (1) is the net investment factor for the Valuation Period for which the Annuity Unit value is being calculated using the mortality and expense risk charge and the administration charge shown on the Certificate.

         (2)      is the Annuity Unit value for the preceding Valuation
                  Period: and

         (3) is a daily Assumed Investment Return factor adjusted for the number of days in the Valuation Period.

You may transfer Annuity Units between Sub-Accounts. This is done by converting Annuity Units of a Sub-Account into a dollar amount using the Annuity Unit value for that Sub-Account on the Valuation Period during which the transfer occurs and reconverting that dollar amount into the appropriate number of Annuity Units of another Sub-Account using its Annuity Unit value for the same Valuation Period. Thus, on the date of the transfer, the dollar amount of the portion of a variable income payment generated from the Annuity Units of either Sub-Account would be the same. Only one transfer between Sub-Accounts is allowed in any calendar month, and no transfers are allowed involving the Guaranteed Account.


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

SELECTION OF ANNUITY OPTIONS - You may select an Annuity Option, or change your selection by Written Notice received by the Company not later than 30 days before the Annuity Commencement Date. If you have not selected an Annuity Option within 30 days of the Annuity Commencement Date, we will apply your Contract Value to Option B - Life Income with Payments for a 10 Year Certain Period, with the Variable Account value used to purchase variable income payments and the Guaranteed Account value used to purchase fixed income payments.

ANNUITY OPTIONS - You may select from among the following Annuity Options:

OPTION A - PAYMENTS FOR A CERTAIN PERIOD: Payments will be made for the period you select. No certain period may be longer than 30 years. Payments under this Annuity Option do not depend on the life of an Annuitant. Fixed income payments under Option A may not be surrendered, but you may fully surrender variable income payments under Option A.

OPTION B - LIFE INCOME WITH OR WITHOUT A CERTAIN PERIOD: Payments are based on the life of an Annuitant. We reserve the right to demand proof that the Annuitant(s) is living prior to making any income payment. If you elect to include a certain period, payments will be made for the lifetime of the Annuitant, with payments guaranteed for the certain period you select. No certain period may be longer than 30 years. Payments stop at the end of the selected certain period or when the Annuitant(s) dies, whichever is later. If no certain period is selected, payments will stop upon the death of the Annuitant(s). Neither fixed nor variable income payments under Option B may be surrendered.

ADDITIONAL OPTION: The Contract Value, less applicable premium tax, may be used to purchase any annuity contract that we offer on the date this option is elected.

MINIMUM AMOUNTS - If your Contract Value is less than $5,000 on the
Annuity Commencement Date, we reserve the right to pay the Contract Value in one lump sum. If at any time your annuity income payments are less than the minimum payment amount according to the Company's rules then in effect, we reserve the right to change the frequency of your income payments to an interval that will result in a payment amount at least equal to the minimum.

GUARANTEED PURCHASE RATES - The guaranteed interest basis, which is not applicable to variable income payments, is 3%. The mortality basis is the 1983 Individual Annuitant Mortality Table A projected 14 years. One year will be deducted from the attained age of the Annuitant for every 3 completed years beyond the year 1997. Upon request, we will furnish you the guaranteed purchase rates for ages and periods not shown below. Annuity benefits available on the Annuity Commencement Date will not be less than those provided by the application of an equivalent amount to the purchase of a single premium immediate annuity contract offered by us on the Annuity Commencement Date to the same class of Annuitants for the same Annuity Option.

                             FIXED ANNUITY TABLES


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

         OPTION A TABLE                                                             OPTION B TABLE
         --------------                                                             --------------

         PAYMENTS FOR A                                                               LIFE INCOME
         CERTAIN PERIOD                                                            WITH OR WITHOUT A
                                                                                     CERTAIN PERIOD

                                                                                            LIFE WITH 10 YEAR
                                                                  LIFE ONLY                   CERTAIN PERIOD
                                                                  ---------                 -----------------
            MONTHLY                       AGE OF
YEARS       PAYMENT                      ANNUITANT            MALE        FEMALE               MALE    FEMALE
-----       -------                      ---------            ----        ------               ----    ------
   5         17.91                           60               4.77         4.25                4.68     4.21
  10          9.61                           65               5.46         4.78                5.28     4.70
  15          6.87                           70               6.44         5.53                6.03     5.36
  20          5.51                           75               7.79         6.63                6.90     6.21
  25          4.71                           80               9.70         8.26                7.81     7.22
  30          4.18                           85 &            12.38        10.70                8.60     8.20
                                             over

These tables illustrate the minimum fixed monthly annuity payments rates for each $1,000 applied.

   GROUP FLEXIBLE PREMIUM DEFERRED FIXED AND VARIABLE ANNUITY CONTRACT
                         NON-PARTICIPATING



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